UNITED  STATES

SECURITIES  AND  EXCHANGE  COMMISSION

Washington, D.C. 20549

FORM  8-K

CURRENT  REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 24, 2017 (March 21, 2017)

HPIL HOLDING

(Exact name of registrant as specified in its charter)

Nevada	333-121787	30-0868937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3738 Coach Cove Sanford, MI	48657
(Address of principal executive offices)	(Zip Code)

(248) 750-1015
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

            On March 21, 2017, HPIL Holding entered into a non-binding Letter of Intent (the “LOI”) with Voyport, LLC, a private company focused on International Voice Roaming Service. Under the LOI, HPIL Holding and Voyport, LLC (each a “Party” and collectively the “Parties”) wish to form a Sales/Marketing Relationship that will assist, and allow, Voyport to deliver its “International Voice Roaming Service” to companies and associations that HPIL has a relationship with. Voyport is the only international voice roaming solution in the world designed exclusively for businesses. It combines the reports and billing structure financial departments of companies want with the features and ease of use users demand, and it saves up to 80% over traditional international calling plans.

In exchange for HPIL’s and their related companies’ and associations’ “sponsorship”, Voyport will provide compensation to both or either sponsoring Parties, as they may see fit, in the form of a percentage of monthly Net Revenue. In addition, Voyport will configure a Service Package for HPIL that is at a discounted price as compared to its Standard Commercial Offering (which is outlined on its website www.vovport.com). Any future commitments by the Parties will be reflected in a Partner Agreement that may result as a follow up to this letter. Any information shared between the Parties will be held in strictest confidence for up to three (3) years unless such information is already in the public domain.

            The description of the LOI above is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 99.1 and incorporated in this Item 8.01 by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

            (d) Exhibits

Exhibit                       Description

99.1                             Letter of Intent entered into by and between HPIL Holding and Voyport, LLC, on March 21, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

HPIL Holding (Registrant)

Date: March 24, 2017	By: /S/ Nitin Amersey Nitin Amersey Director, Chief Financial Officer, Treasurer and Corporate Secretary